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                                                                    EXHIBIT 11.1

                 STEVENS GRAPHICS CORPORATION AND SUBSIDIARIES
                  COMPUTATIONS OF NET INCOME PER COMMON SHARE
                                  (UNAUDITED)

                 (Amounts in thousands except per share data)
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                                                      THREE MONTHS ENDED
                                                          March 31,
                                                      ------------------
                                                        1994      1995
                                                      --------  --------
Primary and fully diluted:

  Weighted average shares outstanding                    9,026     9,389

  Assumed exercise of Series A and B stock options
   (Treasury stock method)                                 127       220
                                                        ------    ------
Total common share equivalents                           9,153     9,609
                                                        ======    ======
Net income                                              $   72    $1,448
                                                        ======    ======

Per share amounts - primary and fully diluted:

Net income                                              $ 0.01    $ 0.15
                                                        ======    ======

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